UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2015

LANDEC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-27446	94-3025618
(Commission file number)	(IRS Employer Identification No.)

3603 Haven Avenue, Menlo Park, California	94025
(Address of principal executive offices)	(Zip Code)

(650) 306-1650

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth below under Item 2.03 is hereby incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 29, 2015, Apio, Inc., a Delaware corporation and wholly-owned subsidiary of the registrant (“Apio”), entered into an approximately $3.8 million equipment loan with Banc of America Leasing & Capital, LLC (“BofA”) to finance equipment purchases. The equipment loan has a five-year term with a seven-year amortization and a fixed interest rate of 2.79%. The promissory note reflecting the loan is attached hereto as Exhibit 10.1, the terms of which are incorporated by reference in this Item 2.03. Apio’s obligations under the note and the Master Loan and Security Agreement under which the loan was made are secured by the equipment financed with the proceeds of the loan. The Master Loan and Security Agreement contains customary provisions regarding events of default, under which obligations could be accelerated or increased. In addition, the registrant is guaranteeing all obligations of Apio under the equipment loan.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(i)     On May 28, 2015, the Board of Directors of Landec Corporation (the “Company”) approved the performance criteria and structure for cash bonuses that may be awarded to employees of the Company and its subsidiaries, Apio and Lifecore Biomedical, Inc. (“Lifecore”), for the 2016 fiscal year. Employees of the Company, Apio and Lifecore are eligible to receive cash bonuses in target amounts that range from 40% to 100% of base salary for executive officers and from 6% to 40% of base salary for other employees. Each employee’s bonus target is based on the Company, Apio or Lifecore, as the case may be, achieving 100% of that entity’s target revenue and operating income for the fiscal year. Bonus payments are calculated on a sliding scale based on actual revenue and operating income for the fiscal year in proportion to the performance targets, provided that no bonus is payable if revenue or operating income is less than 80% of the target amount. In addition, to receive a bonus, a participant must be employed by the Company, Apio or Lifecore at the end of fiscal year 2016. Bonus payments, if any, will be made in single lump sum cash payments as soon as practicable after the end of the Company’s 2016 fiscal year.

(ii)     On May 28, 2015, the Board of Directors approved the grant of options to purchase shares of common stock and restricted stock units to the named executive officers of the Company listed below. The stock options vest monthly over three years, other than the option granted to Molly Hemmeter, which vests at the rate of one third after one year and then monthly over the following two years. The restricted stock units will vest on the third anniversary of the grant.

Name	Title	Options	RSUs
Gary Steele	Chief Executive Officer	60,000	20,000
Molly Hemmeter	Chief Operating Officer	300,000	100,000
Gregory Skinner	Chief Financial Officer	45,000	15,000
Ron Midyett	President and Chief Executive Officer of Apio	30,000	10,000
Larry Hiebert	President of Lifecore	22,500	7,500

(iii)     On May 28, 2015, the Board of Directors approved an increase in Gregory Skinner’s salary to $380,000.

Item 8.01	Other Events.

Apio, CalEx Trading Company, a Delaware corporation and wholly-owned subsidiary of Apio (“CalEx”), GreenLine Logistics, Inc., an Ohio corporation and wholly-owned subsidiary of Apio (“Greenline”), and General Electric Capital Corporation (“GE Capital”) have entered into the Fourth Amendment to Credit Agreement dated May 27, 2015 (the “Amendment”) relating to new capital equipment facilities entered into with GE Capital and BofA, information about which was reported in the registrant’s Form 8-K filed on May 21, 2015. A copy of the Amendment is attached hereto as Exhibit 99.1, the terms of which are incorporated by reference in this Item 8.01.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits

The following exhibits are furnished as part of this report:

Exhibit No.	Description

10.1	Equipment Security Note dated May 29, 2015 by Apio, Inc., payable to Banc of America Leasing & Capital, LLC.

99.1	Fourth Amendment to Credit Agreement dated May 27, 2015 among Apio, Inc., CalEx Trading Company, Greenline Logistics, Inc. and General Electric Capital Corporation.

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 3, 2015

LANDEC CORPORATION

By:	/s/ Gregory S. Skinner
Gregory S. Skinner
Vice President of Finance and Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Equipment Security Note dated May 29, 2015 by Apio, Inc., payable to Banc of America Leasing & Capital, LLC.

99.1	Fourth Amendment to Credit Agreement dated May 27, 2015 among Apio, Inc., CalEx Trading Company, Greenline Logistics, Inc. and General Electric Capital Corporation.